Exhibit 99.1

News Release

U.S. Bancorp promotes Gunjan Kedia to president

Kedia to oversee all revenue lines, ensuring focus on growth and holistic client experience

MINNEAPOLIS (May 3, 2024) – U.S. Bancorp (NYSE: USB), parent company of U.S. Bank, announced today that Gunjan Kedia will be its new president, reporting to Andy Cecere, who will retain the title of chairman and CEO.

In this role, Kedia, 53, will oversee the company’s three business lines, ensuring a shared focus on growth and holistic client experiences across its entire network.

“During her more than seven years with U.S. Bank, Gunjan has shown herself to be a visionary leader who understands our business and is driven to help us perform at our best. She has an unwavering commitment to serving our clients, building strong teams and living our values,” Cecere said. “She will partner with me and our entire Managing Committee as we continue to chart our course for the future, and she will build on her proven success to drive further growth across all our business lines.”

Kedia has spent nearly 30 years in financial services, serving in leadership roles at PwC and McKinsey & Company, and in global executive positions at BNY Mellon and State Street Financial. She has been an influential leader at U.S. Bank since joining the organization in 2016, and she has steadily focused on enhancing growth and client depth in the businesses reporting to her, advancing company diversity efforts, and playing an important role in the organization’s critical strategies.

Kedia has been recognized repeatedly for excellence in her career. She is a six-time American Banker Most Powerful Women in Finance honoree and has been named twice to the Barron’s 100 Most Influential Women in the U.S. Finance list. She holds a master’s degree in business administration with distinction from Carnegie Mellon University, where she earned the alumni achievement award in 2018 and the professional excellence award in 2022. She earned a bachelor’s degree in engineering, also with distinction, from the Delhi School of Engineering. She currently sits on the board of directors for PBS, Junior Achievement USA and Carnegie Mellon Business School.

“We have a unique and special culture at U.S. Bank that allows us to celebrate with our clients, grow alongside our team of talented professionals, and support our communities. I am deeply honored to be trusted with this opportunity to drive our future success in a broader way,” Kedia said. “I am looking forward to collaborating with leaders across our revenue lines to drive further success in our organization, as we continue to shape the future of U.S. Bank together.”

###

About U.S. Bank

U.S. Bancorp, with more than 70,000 employees and $684 billion in assets as of March 31, 2024, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2024 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Contacts

Investors:

George Andersen, director of investor relations, U.S. Bancorp Investor Relations

612.303.3620; george.andersen@usbank.com

Media:

David Palombi, executive vice president and global chief communication officer, U.S. Bank Public Affairs and Communications

612.508.0014; david.palombi@usbank.com

2